Exhibit 99(a)

Contact: Mr. Jay Rembolt

Phone: 619-275-9316

WD-40 Company announces new three year credit agreement with Bank of America

PR Newswire - June 17, 2011 - WD-40 Company (Nasdaq: WDFC) announced today that it has entered into a $75.0 million three-year revolving unsecured credit agreement with Bank of America, N.A (“Bank of America”).

The new credit facility replaces an existing $10.0 million unsecured credit line with Union Bank, N.A. (“Union Bank”) executed in September 2008. The Company had no outstanding borrowing under the Union Bank credit line and has not yet drawn on the credit facility with Bank of America. The Company’s $75.0 million, 7.28% fixed-rate term loan financed through Prudential Capital matures in October 2011. A balance of $10.7 million remains outstanding on the Prudential loan.

Mr. Jay Rembolt, the Company’s chief financial officer said, “The new facility gives us additional access to capital to support the continued growth of our business, our share buyback activity and other general business needs.”

Under the terms of the new Bank of America credit agreement, WD-40 Company may borrow loans in U.S. dollars or in foreign currencies from time to time during the three-year period expiring June 17, 2014. Loans denominated in U.S. dollars will accrue interest at Bank’s Prime rate or at LIBOR plus a margin of 0.90 percent. Loans denominated in foreign currencies will accrue interest at LIBOR plus 0.90 percent (together with any applicable mandatory liquid asset costs imposed by non-U.S. banking regulatory authorities).

As previously announced, on April 4, 2011 the Company’s Board of Directors authorized an increase and extension of an existing stock buy-back authorization, increasing the authorized purchase of shares of the Company’s outstanding common stock to a total of $60.0 million and extending the expiration date of the share repurchase plan to April 4, 2013. As of April 4, 2011, the Company had purchased a total of $9.6 million of the Company’s shares pursuant to the plan. Information regarding share repurchase activity during the quarter ended May 31, 2011 will be included in the Company’s quarterly report on Form 10-Q.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40®, 3-IN-ONE® and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14® hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® carpet, household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $322 million in fiscal year 2010. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.